                           SALOMON SMITH BARNEY INC.

                         OFFER TO PURCHASE OR EXCHANGE
                     Each Outstanding Share of Common Stock
                       (together with associated rights)

                                       of

                            Litton Industries, Inc.

                                      for
   any of the following, at the election of tendering holders of common stock

            $80.00 net per share, in cash, not subject to proration

                                       or

   $80.25 in market value (determined as described in the Offer to Purchase) of shares of NNG, Inc. Common Stock, subject to proration

                                       or

    0.80 shares of NNG, Inc. Series B Preferred Stock, subject to proration

                                      and

        Each Outstanding Share of Series B $2 Cumulative Preferred Stock

                                       of

                            Litton Industries, Inc.

                                      for

            $35.00 net per share, in cash, not subject to proration

                                       by

                      NNG, Inc., a wholly-owned subsidiary

                                       of

                          Northrop Grumman Corporation


  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON THURSDAY, MARCH 1, 2001, UNLESS THE OFFER IS EXTENDED.


                                                                February 1, 2001

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

   We have been engaged to act as Dealer Manager in connection with the third party tender offer NNG, Inc., a Delaware corporation ("NNG") and a wholly-owned subsidiary of Northrop Grumman Corporation, a Delaware corporation, to purchase
(A) each outstanding share of common stock, par value $1.00 per share (together with the associated rights to purchase preferred stock of Litton Industries, Inc. ("Litton") pursuant to the Rights Agreement dated as of August 17, 1994 as amended December 21, 2000 and January 23, 2001 between Litton Industries, Inc. and The Bank of New York, the "Litton common stock") of Litton, for any of the following: (i) $80.00 in cash; (ii) $80.25 in market value, as described in the Offer, of shares of NNG common stock, par value $1.00 per share (the "NNG
Common Stock"), with a value of $80.25; or (iii) 0.80 share of NNG Series B Preferred Stock, par value $1.00 per share (the "NNG Preferred Stock"), and (B) each outstanding share of Series B $2 Cumulative Preferred Stock , par value $5.00 per share (the "Litton
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preferred stock"), of Litton at a price of $35.00 per Preferred Share, upon the terms and subject to the conditions set forth in the Offer to Purchase or Exchange dated February 1, 2001 (the "Offer to Purchase") and in the related Letters of Transmittal (each a "Letter of Transmittal," which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer").

   The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a total of at least 25,646,399 Litton common stock and Litton preferred stock, which represents a majority of the total outstanding Litton common stock and Litton preferred stock on a fully-diluted basis, and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements as of 1976, as amended, and, to the extent required, the approval of the merger by the Commission of the European Union under Council Regulation (EEC) No. 4064/89 of the Council of the European Union.

   For your information and for forwarding to your clients for whom you hold Litton common stock and/or Litton preferred stock registered in your name or in the name of your nominee or who hold Litton common stock and/or Litton preferred stock registered in their own names, we enclose the following documents:

   1. Offer to Purchase or Exchange dated February 1, 2001.

   2. Letter of Transmittal to tender Litton common stock for your use and for the information of your clients who hold Litton common stock. Facsimile copies of the Letter of Transmittal may be used to tender Litton common stock.

   3. Letter of Transmittal to tender Litton preferred stock for your use and for the information of your clients who hold Litton preferred stock. Facsimile copies of the Letter of Transmittal may be used to tender Litton preferred stock.

   4. Two separate Letters to Clients, which may be sent to your clients for whose account you hold Litton common stock or Litton preferred stock, as the case may be, registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

   5. Notice of Guaranteed Delivery to be used to accept the Offer if Common Share Certificates (as defined in the Offer to Purchase) are not immediately available or time will not permit the Common Share Certificates and all required documents to reach the Depositary on or prior to the expiration of the Offer or if the procedures for delivery by book-entry transfer, as set forth in the Offer to Purchase, cannot be completed on a timely basis.

   6. Notice of Guaranteed Delivery to be used to accept the Offer if Preferred Share Certificates (as defined in the Offer to Purchase) are not immediately available or time will not permit the Preferred Share Certificates and all required documents to reach the Depositary on or prior to the expiration of the Offer or if the procedures for delivery by book-entry transfer, as set forth in the Offer to Purchase, cannot be completed on a timely basis.

   7. Letter to stockholders of Litton from Michael R. Brown, Chairman and Chief Executive Officer of Litton, and Ronald D. Sugar, President and Chief Operating Officer of Litton accompanied by Litton's Amended
Solicitation/Recommendation Statement on Schedule 14D-9.

   8. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

   9. Return envelope addressed to EquiServe Trust Company, as Depositary.

   In accordance with the terms and subject to the satisfaction or waiver (where applicable) of the conditions to the Offer, NNG will accept for payment, purchase and pay for, or exchange for NNG common or NNG Series B Convertible Preferred Stock, all Litton common stock and all Litton preferred stock validly tendered

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and not properly withdrawn pursuant to the Offer at the earliest time following expiration of the Offer when all such conditions shall have been satisfied or waived (where applicable). For purposes of the Offer, NNG will be deemed to have accepted for payment or exchange, as the case may be (and thereby purchased or exchanged), shares of Litton common stock and Litton preferred stock validly tendered and not properly withdrawn if, as and when NNG gives oral or written notice to the Depositary of NNG's acceptance for payment or exchange of such shares of Litton common stock and Litton preferred stock pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for or exchange of Litton common stock and Litton preferred stock accepted for payment or exchange pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the Common Share Certificates or the Preferred Share Certificates (as the case may be) or a "book-entry confirmation" (as defined in the Offer to Purchase) of a book-entry transfer of such shares of Litton common stock and/or Litton preferred stock into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in "The Offer-Procedures for Tendering" in the Offer to Purchase; (2) the Letter of Transmittal to tender Litton common stock (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and/or the Letter of Transmittal to tender Litton preferred stock (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message in lieu of the Letter of Transmittal; and (3) any other documents required under the Letter of Transmittal.

   NNG will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager, as described in the Offer to Purchase) in connection with the solicitation of tenders of Litton common stock and Litton preferred stock pursuant to the Offer. NNG will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

   NNG will pay any stock transfer taxes with respect to the transfer and sale of shares of Litton common stock and/or Litton preferred stock to it or to its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

   Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Thursday, March 1, 2001, unless the Offer is extended.

   In order for a Litton stockholder to take advantage of the Offer, the Letter of Transmittal to tender shares of Litton common stock or Litton preferred stock (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by such Letter of Transmittal should be sent to the Depositary, and Common Share Certificates and Preferred Share Certificates should be delivered, or the shares of Litton common stock and Litton preferred stock should be tendered pursuant to the procedures for book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

   Holders of Litton common stock and/or Litton preferred stock whose Common Share Certificates and/or Preferred Share Certificates are not immediately available or who cannot deliver their Common Share Certificates and/or Preferred Share Certificates and all other required documents to the Depositary on or prior to the expiration of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their shares of Litton common stock and/or Litton preferred stock according to the guaranteed delivery procedures set forth in "The Offer- Procedures for Tendering" in the Offer to Purchase.

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   Inquiries you may have with respect to the Offer should be addressed to the
Information Agent or the Dealer Manager as set forth below. Requests for copies of the Offer to Purchase, either Letter of Transmittal and all other tender offer materials may be directed to the Information Agent.

                                          Very truly yours,

                                          Salomon Smith Barney Inc.

Enclosures

   Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of NNG, the Depositary, the Information Agent, the Dealer Manager or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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